Stock purchase agreement

Purchaser: Heilongjiang Hairong Science & Technology Development Co. Ltd

Seller: Chongqing Dinv Ares Filming Production Co. Ltd

             Chongqing Dinv Ares Longmao animation Co. Ltd

Now, therefore, it is agreed:

1,  Purchaser agreed to purchase all the assets(excluding the real estate), intellectual property rights(excluding the advertising company), and all the equity from the Seller. The films which are shooting now are excluding the acquisition, the copyright belongs to the original shareholders.

2,  Seller agreed to sell all the assets(excluding the real estate), intellectual property rights(excluding the advertising company), and all the equity to the Purchaser. The films which are shooting now are excluding the acquisition, the copyright belongs to the original shareholders.

The specific conditions of the acquisition are as follows:

1.	Seller provides Purchaser a list of company assets(excluding the real estate)

2.	Purchaser only purchase the net assets from Seller, Purchaser does not have responsibilities for the loan from the bank or any other liabilities of Seller.

3.	Seller has to provide the financial reports by Purchaser’s request.

4.	After the purchase, Seller’s name won’t be changed in Chongqing

5.	After the purchase, Seller’s artificial person won’t be changed in Chongqing

6.	After the purchase, Purchaser will unified financial management. Seller in Chongqing will not have financial Dept. any more.

7.	Purchaser makes the purchase by purchasing the common stocks. The purchase price for the Shares is the average stock price for five trading days.

8.	After the purchase, Purchaser 100% owns Seller.

Purchase Price

After signing the purchase agreement, Purchaser agreed to give Seller 1 million shares which Seller could decide how to deal with.

Warranties

Seller ensures that the list of assets provides by them is authentic. Purchaser reserves the right to investigate.

Terms of the transition period

1.	Seller promised to keep and manage well all the assets of the companies during the transition period

2.	Seller promised to keep the assets intact and in good condition during the transition period which will be the same as the list handed in to Purchaser.

3.
Purchaser will choose a date and send out professional people to check the Seller’s assets. After the assets verification, both the people from Purchaser and Seller sign and complete the transfer of assets.

4.
Purchaser and Seller both understand the confidentiality to the agreement and all the documents related to this agreement. Neither Purchaser nor Seller could leak out anything without mutual agreement.

Purchaser and Seller agreed to found Fu’s Brother Media Group which located in Beijing. All other pending details will be discussed to solve.

Purchaser: Heilongjiang Hairong Science &	Seller: Chongqing Dinv Ares Filming Production Co. Ltd
Technology Development Co. Ltd
Chongqing Dinv Ares Longmao animation Co. Ltd

Signature (Fu Qiang)	Signature (Fu Xiaoyang)

Date 11/11/2009	Date 11/11/2009